Exhibit 2.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CANNGROW HOLDINGS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

CANNGROW HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: the Board of Directors of the Corporation has duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Corporation's Certificate of Incorporation (as previously amended), and declaring said amendments to be advisable.

SECOND: That the stockholders of the Corporation have duly approved said amendments by the required vote of such stockholders in accordance with the requirements of Sections 222 and 228 of the General Corporation Law of the State of Delaware, by the affirmative vote of a majority of the shares of the outstanding Common stock entitled to vote thereon in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The foregoing amendment of the Certificate of Incorporation has been duly adopted by resolutions adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242(b)(l) of the General Corporation Law of Delaware.

FOURTH: The foregoing amendment of the Certificate of Incorporation has been duly adopted by the written consent of the holders of a majority of the outstanding Common Stock in accordance with the provisions of Section 228 of the General Corporation Law of Delaware.

FIFTH: That the Certificate of Incorporation of the Corporation shall be amended without the need for any additional action as follows.

RESOLVED, that the Corporation's Certificate of Incorporation is hereby amended by changing the Article thereof numbered "FIRST", so that, as amended, said Article shall be and read as follows:

The name of the corporation is Xtreme One Entertainment, Inc. (the “Corporation”).

SIXTH: That the Effective Date will be December 14, 2023.

IN WITNESS WHEREOF, CANNGROW HOLDINGS, INC., has caused this Certificate of Amendment to be executed by a duly authorized officer on this 14th day of December, 2023.

CANNGROW HOLDINGS, INC.

By:	/s/ Jeffery A. Tryka
Jeffery A. Tryka, Secretary